Exhibit 99.1

FOR IMMEDIATE RELEASE

GSE SYSTEMS ANNOUNCES 2011 FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS

2011 OVERVIEW
•	2011 revenue rose 8.3% to $51.1 million from $47.2 million in 2010
•	Gross profit increased to 32.0% from 23.6% in 2010
•	Operating income of $2.2 million from an operating loss of $1.2 million in 2010
•	Net income improved to $2.8 million, or $0.15 per diluted share, from a net loss of $2.2 million, or $0.12 per diluted share, in 2010
•	EBITDA of $3.7 million compared to EBITDA loss of $1.4 million in 2010
•	824,374 shares repurchased during 2011

Q4 2011 OVERVIEW
•	Q4 2011 revenues rose 21.7% to $15.0 million from $12.3 million in Q4 2010
•	Q4 2011 gross profit increased to 30.0% from 15.7% in 2010
•	Operating income increased to $1.3 million from an operating loss of $2.1 million in Q4 2010
•	Net income improved to $1.2 million, or $0.06 per diluted share, from a net loss of $2.5 million, or $0.13 per diluted share, in Q4 2010
•	EBITDA of $1.6 million compared to EBITDA loss of $2.2 in Q4 2010

AT DECEMBER 31, 2011
•	Total cash and equivalents of $20.3 million, or $1.09 per diluted share (excluding $6.2 million of restricted cash and unrestricted Certificates of Deposit)
•	Working capital of $30.2 million
•	$0 long-term debt
•	Backlog of $51.5 million

Sykesville, MD – March 8, 2012 - GSE Systems, Inc. (“GSE” or “the Company”) (NYSE Amex: GVP), a global energy services solutions provider, announced financial results for the fourth quarter and year ended December 31, 2011.

Jim Eberle, Chief Executive Officer of GSE, commented, “2011 was an important and eventful year for GSE:   we increased revenue, improved our margins significantly, operated profitably, and made notable progress towards diversifying our revenue streams and broadening our portfolio of energy services solutions.

“During 2011, we closed the acquisition of GSE EnVision, introduced a suite of new products, commercialized our 3D Visualization business, made strategic hires, and completed a reorganization designed to focus our energies and provide a firm foundation for growth.   In 2011, we were awarded contracts totaling $44.4 million, $16.1 million of which were awarded in Q4 2011. Thus far in Q1 2012, we have announced $8.0 million in new contracts.  All of these awards address a variety of energy end markets, including nuclear, fossil, process simulation, 3D Visualization, training, and engineering services.  GSE’s business development activities and organic growth initiatives align with our core operating thesis that as energy demand continues to rise, the looming shortage of qualified energy operations professionals – many of whom are at or near retirement age - remains a growing industry concern.”

Mr. Eberle continued, “Our financial position at December 31, 2011 included cash and cash equivalents of $20.3 million, or $1.09 per diluted share, working capital of $30.2 million, and $0 in long-term debt.”

Q4 2011 RESULTS

Q4 2011 revenue was $15.0 million, up 21.7% from $12.3 million in Q4 2010, reflecting a change in scope to an ongoing simulation project and a $0.9 million revenue contribution from GSE EnVision Inc., which was acquired in January 2011.

Gross profit in Q4 2011 rose to $4.5 million, or 30.0% of revenue, from $1.9 million, or 15.7% of revenue, in Q4 2010.  A significant portion of the improvement is attributable to the fact that in Q4 2010, the Company had a large negative adjustment due to the above-mentioned change in project scope and no corresponding adjustment in Q4 2011.  Additionally, only 3.9% of total Q4 2011 revenue was comprised of lower margin revenue from the Slovak reactor project as compared to 18.9% of total revenue in Q4 2010. Also contributing to the improved Q4 2011 gross margin was  revenue from GSE EnVision, whose products typically generate a substantially higher gross profit margin than the Company’s normal gross profit margin.

Operating income for Q4 2011 increased to $1.3 million from an operating loss of $2.1 million in Q4 2010.  The improvement reflects the Q4 2011 higher gross margin and a $1.1 million reduction in selling, general and administrative expenses.  The change in the fair value of contingent consideration related to the TAS and EnVision acquisitions resulted in a gain of $0.7 million for Q4 2011 versus a loss of $0.1 million in Q4 2010. In Q4 2010, the Company incurred bad debt expense of $0.2 million.

Net income for Q4 2011 improved to $1.2 million, or $0.06 per basic and diluted share, from a net loss of $2.5 million, or $0.13 per basic and diluted share, in Q4 2010.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for Q4 2011 was $1.6 million, compared to an EBITDA loss of $2.2 million in Q4 2010.

Backlog at December 31, 2011 was $51.5 million, compared to $50.8 million at September 30, 2011 and $55.9 million at December 31, 2010.  At December 31, 2011, approximately $5.8 million of GSE’s backlog was related to the Slovakia project.  The Company believes that approximately $34.0 million of backlog at December 31, 2011 will convert to revenue in 2012.  Not included in backlog at December 31, 2011 is approximately $8.0 million of new orders announced during Q1 2012.

SHARE REPURCHASE

Under the provisions of the share repurchase program authorized by GSE’s Board of Directors in March 2011, during the three and twelve month periods ended December 31, 2011, GSE repurchased 302,974 and 824,374 shares of common stock, respectively, for an aggregate purchase price of $0.5 million and $1.6 million, respectively.  Subsequent to the close of the fourth quarter and through March 6, 2012, GSE repurchased an additional 150,287 shares of its common stock for an aggregate purchase price of $0.3 million.

CONFERENCE CALL

Management will host a conference call this afternoon at 4:30 pm Eastern Time to discuss the results.  Interested parties may participate in the call by dialing:

•	(877) 407-9753 (Domestic) or
•	(201) 493-6739 (International)

The conference call will also be accessible via the following link:
http://www.investorcalendar.com/IC/CEPage.asp?ID=167551

ABOUT GSE SYSTEMS, INC.

GSE Systems, Inc. provides a wide range of simulation and training solutions to the global energy (nuclear and non-nuclear) industry, and is the world leader in nuclear simulation. The Company has over four decades of experience, more than 1,000 installations, and hundreds of customers in over 50 countries spanning the globe. Our software, hardware and integrated training solutions leverage proven technologies to deliver real-world business advantages to the energy, process, manufacturing and government sectors worldwide. GSE Systems is headquartered in Sykesville (Baltimore), Maryland, with offices in St. Marys, Georgia; Tarrytown, New York; Madison, New Jersey; Cary, North Carolina; Chennai, India; Nyköping, Sweden; Stockton-on-Tees, UK; and Beijing, China. Information about GSE Systems is available via the Internet at http://www.gses.com.

FORWARD LOOKING STATEMENTS

We make statements in this press release that are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements reflect our current expectations concerning future events and results. We use words such as “expect,” “intend,” “believe,” “may,” “will,” “should,” “could,” “anticipates,” and similar expressions to identify forward-looking statements, but their absence does not mean a statement is not forward-looking. These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties, and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Company Contact	The Equity Group Inc.
Jim Eberle	Devin Sullivan, SVP
Chief Executive Officer	(212) 836-9608
GSE Systems Inc.	dsullivan@equityny.com
(410) 970-7950
Thomas Mei, AE
(212) 836-9614
tmei@equityny.com

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GSE SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	(unaudited)
	Three Months ended		Year ended
	December 31,		December 31,
	2011	2010	2011	2010

Contract revenue	$14,998	$12,328	$51,126	$47,213
Cost of revenue	10,503	10,390	34,781	36,081

Gross profit	4,495	1,938	16,345	11,132

Selling, general and administrative	2,752	3,846	12,672	11,683
Depreciation	132	161	497	579
Amortization of definite-lived intangible assets	319	39	948	102
Operating expenses	3,203	4,046	14,117	12,364

Operating income (loss)	1,292	(2,108)	2,228	(1,232)

Interest income (expense), net	40	(29)	131	19
Loss on derivative instruments	(117)	(282)	(68)	(913)
Other income, net	2	18	72	83

Income (loss) before income taxes	1,217	(2,401)	2,363	(2,043)

Provision (benefit) for income taxes	43	119	(438)	206

Net income (loss)	$1,174	$(2,520)	$2,801	$(2,249)

Basic income (loss) per common share	$0.06	$(0.13)	$0.15	$(0.12)
Diluted income (loss) per common share	$0.06	$(0.13)	$0.15	$(0.12)

Weighted average shares outstanding - Basic	18,518,687	19,155,782	18,952,401	18,975,007
Weighted average shares outstanding - Diluted	18,569,210	19,155,782	19,122,903	18,975,007

GSE SYSTEMS, INC AND SUBSIDIARIES
Selected balance sheet data
(in thousands)
	December 31,
	2011	2010

Cash and cash equivalents	$20,326	$26,577
Restricted cash - current	3,505	179
Current assets	47,920	45,949
Long-term restricted cash	897	794
Total assets	58,815	53,614

Current liabilities	$17,680	$15,909
Long-term liabilities	2,352	799
Stockholders' equity	38,783	36,906

EBITDA Reconciliation

EBITDA is not a measure of financial performance under generally accepted accounting principles (“GAAP”).  Management believes EBITDA, in addition to operating profit, net income and other GAAP measures, is useful to investors to evaluate the Company’s results because it excludes certain items that are not directly related to the Company’s core operating performance. Investors should recognize that EBITDA might not be comparable to similarly-titled measures of other companies.  This measure should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP.  A reconciliation of EBITDA to the most directly comparable GAAP measure in accordance with SEC Regulation G follows:

(in thousands)	Three Months ended		Year ended
	December 31,		December 31,
	2011	2010	2011	2010

Net income (loss)	$1,174	$(2,520)	$2,801	$(2,249)
Interest (income) expense, net	(40)	29	(131)	(19)
Provision (benefit) for income taxes	43	119	(438)	206
Depreciation and amortization	451	200	1,445	681
EBITDA	$1,628	$(2,172)	$3,677	$(1,381)